FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-04

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)
Subject: Fwd:***NEW ISSUE CMBS: WFCM 2015-C26 *PUBLIC *LAUNCH*

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-C26 - PUBLIC NEW ISSUE
$841.810 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES
CO-MANAGERS: DEUTSCHE BANK SECURITIES, MORGAN STANLEY

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/MDY	SIZE($MM)	C/E	WAL	*LAUNCH*
A-1	AAAsf/AAA(sf)/Aaa(sf)	69.600	30.000%	3.02	+40
A-2	AAAsf/AAA(sf)/Aaa(sf)	37.759	30.000%	4.98	+60
A-3	AAAsf/AAA(sf)/Aaa(sf)	198.000	30.000%	9.84	+92
A-4	AAAsf/AAA(sf)/Aaa(sf)	279.840	30.000%	9.92	+94
A-SB	AAAsf/AAA(sf)/Aaa(sf)	88.249	30.000%	7.45	+84
A-S	AAAsf/AAA(sf)/Aa1(sf)	76.966	22.000%	9.92	+135
B	AA-sf/AA-(sf)/Aa3(sf)	42.090	17.625%	9.97	+155
C	A-sf/A-(sf)/NR	49.306	12.500%	10.01	+220

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/KBRA/MDY	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB-sf/BBB-(sf)/NR	46.901	7.625%	10.01	48.7%	13.0%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE: $962,069,710
NUMBER OF LOANS: 102
NUMBER OF PROPERTIES: 116
WA CUT-OFF LTV: 65.2%
WA BALLOON LTV: 55.1%
WA U/W NCF DSCR: 1.87x
WA U/W NOI DEBT YIELD: 12.0%
WA MORTGAGE RATE: 4.405%
TOP TEN LOANS %: 34.2%
WA TERM TO MATURITY (MOS): 115
WA AMORTIZATION TERM (MOS): 348
WA SEASONING (MOS): 5

LOAN SELLERS: WFB (35.2%), LIG I (17.4%), Rialto (13.3%), C-III (11.2%), Silverpeak (8.8%), WDCPF (4.9%), Basis (4.8)%, NCB (4.4)%

TOP 5 PROPERTY TYPES: MULTIFAMILY (29.7%), RETAIL (25.8%), HOSPITALITY (21.5%), OFFICE (7.7%), SELF STORAGE (4.7%)

TOP 5 STATES: CA (15.3%), TX (14.9%), NY (8.3%), FL (8.1%), LA (7.3%)

MASTER SERVICERS: WELLS FARGO BANK, NATIONAL ASSOCIATION AND NCB
SPECIAL SERVICERS: MIDLAND LOAN SERVICES AND NCB
SUBORDINATE CLASS REP: EIGHTFOLD REAL ESTATE CAPITAL FUND III, L.P. OR ONE OF ITS AFFILIATES

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1: ATTACHED
PRELIMINARY FWP: THURS, 1/29
PRESALE REPORTS: WED, 1/28 - THURS, 1/29
ANTICIPATED PRICING: This Afternoon
ANTICIPATED SETTLEMENT: FEBRUARY 13, 2015

ROADSHOW
HARTFORD, BREAKFAST: THURS, 1/29 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH: THURS, 1/29 @ 12:00PM ET, THE LANGHAM
NEW YORK 1x1's: FRI, 1/30

CONFERENCE CALLS: UPON DEMAND

GLOBAL INVESTOR CALL: PRE-RECORDED: WWW.NETROADSHOW.COM
REVIEW CODE: WFCM9823 (not case-sensitive)
DIRECT LINK: http://www.netroadshow.com/nrs/wp/default.html?show=3AAFea

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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